PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FIRST QUARTER 2011 EARNINGS
Tuesday, April 26, 2011 11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp's conference call. My name is Denise, and I will be your conference facilitator today. Today's call will cover Peoples Bancorp's discussion of results of operations for the quarter ended March 31, 2011.

Please be advised all lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question and answer period. [Facilitator Instructions.] This call is also being recorded. If you object to the recording, please disconnect at this time.

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's future financial performance. These statements are based on management's current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp's Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp's 1st quarter 2011 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp's participants in today's call will be David Mead, Director and former Interim President and Chief Executive Officer, Chuck Sulerzyski, President and Chief Executive Officer, and Edward Sloane, Chief Financial Officer and Treasurer, and all will be available for questions following opening statements.

Mr. Mead, you may begin your conference.

David Mead: Thank you Denise. Good morning everyone and welcome to our call.

I would like to begin this morning's conference call by introducing Peoples' new President and Chief Executive Officer, Chuck Sulerzyski. Chuck has been in the financial services industry for over 30 years, most recently serving as the Regional President of the Great Lakes Region for Key Bank. His skills, experience and proven leadership make him the ideal choice to lead our company and execute on our strategic plan. Chuck officially started with the company on April 4th, and he will have some comments near the end of our call this morning. We, the members of the Board, are delighted to have

Chuck as our new CEO.

This morning, Peoples Bancorp reported earnings available to common shareholders of $1.3 million dollars or 13 cents per common share for the first quarter of 2011 this compares to 8 cents earned in last year's first quarter. Bottom line results were in line with our expectations, with improvements over the prior year driven primarily by lower credit costs, and to a lesser extent, slightly stronger non-interest income, and control of operating expenses. Some strides were made in improving asset quality metrics, as nonperforming assets decreased substantially during the first quarter.

We previously reported Peoples repaid approximately $21 million, or slightly over half, of its TARP capital in February. This partial repayment was accomplished without issuing additional common shares that would have had a dilutive effect on existing common shareholders. In future quarters, this partial repayment of TARP will reduce preferred dividends and increase earnings available to common shareholders by approximately $273,000. The TARP shares were originally issued as a discount. So consequently, the preferred dividends recorded in the first quarter included recognition of $186,000 for an unamortized portion of the original issue discount associated with the TARP shares that were repurchased.

Asset quality continued to be a primary focus for us in the first quarter. As I mentioned, our nonperforming assets decreased, going from 2.45% of total assets at December 31 to 2.04% at March 31. This represents a real-dollar reduction of about $8.3 million, and was due primarily to charge-offs of nonperforming loans. The provision for loan losses totaled $5.3 million for the quarter, and allowance for loan losses was reduced from 2.79% of gross loans at the linked quarter end to 2.58% at March 31. The lower provision expense relative to the level of charge-offs and the corresponding decrease in the allowance was due to write downs on loans that had specific reserves provided in prior periods.

Credit costs remained high compared to our historic experience due to continued weak economic conditions in our markets. However, we did move toward resolution on some problem loans, which added to net charge-off totals, but also reduced our nonperforming assets. We also saw some positive signs in our migration trends, as substandard and doubtful loan balances declined by $20 million from the end of the fourth quarter. About $8 million of this decline was due to charge downs, that I previously mentioned while the rest of the change was attributable to upgrades and principal repayments. First quarter loan delinquency in the 30 to 90 day categories was good and consistent with the 4th quarter of 2010 in the low 1 percent range. We expect asset quality to remain challenged during the rest of 2011, but we will continue to very actively seek resolution on credit issues with the goal of returning our company to a more normal credit state.

As we anticipated, net interest income for the first quarter was down from the fourth quarter due to reductions in earning assets, although the net interest margin itself remained stable. Non-interest income was higher than the linked quarter, and remained a key part of Peoples diversified revenue stream. Operating expenses were in line with the prior year and up modestly from the fourth quarter of 2010.

At quarter-end, our company continued to maintain a strong capital position as evidenced by our regulatory capital ratios. Our capital ratios have remained substantially higher than the regulatory minimums needed to be considered “well capitalized”. TARP capital is included in the calculation of total capital and tier 1 capital. Consequently, the partial repayment of TARP lowered Peoples' total capital and tier 1 capital ratios slightly during the quarter. However, our tier 1 common capital ratio and tangible common equity ratio showed slight increases to 11.72% and 7.36%, respectively, at March 31st.

I will now turn the call over to Edward Sloane, Peoples Bancorp's CFO, for his more detailed comments on first quarter results.

Edward Sloane: Thanks David.

As David mentioned, net interest income was down approximately 4% from the fourth quarter at $13.5 million on a non-FTE basis, while margin was stable at 3.43%. The decrease in net interest income was mainly attributable to the smaller loan portfolio, but we did not experience the margin compression we had anticipated. As part of our cash management strategy, we utilized excess cash in our long term investment portfolio after the partial repayment of TARP. This, combined with a slightly steeper yield curve for much of the quarter helped to keep margin in line with the linked quarter. Going forward, we anticipate net interest income to remain challenged in the second quarter of 2011 with slight compression in margin in the absence of loan growth. The persistence of a historically low interest rate environment and the recent flattening of the yield curve does not benefit our balance sheet, which is positioned for rising interest rates.

Average loan balances for the quarter were down 4% from the linked quarter due to a few large payoffs we experienced in December of 2010. We also had a $10 million loan payoff near the end of the first quarter, which substantially impacted the $12 million decrease in period-end loan balances as compared with the prior quarter end. We have seen some traction early in the second quarter in consumer loan growth due to targeted promotions; however, most of our residential real estate production continues to be sold to the secondary market. Although we currently have a solid loan pipeline, there are a few possible larger payoffs that could occur throughout the rest of 2011, which will make loan growth difficult.

On the other side of the balance sheet, total deposits were basically flat from the linked quarter end, as increases in checking and savings accounts combined with seasonal increases in governmental checking accounts to offset decreases in money market accounts and higher-cost CDs. As loan balances have declined, we have remained disciplined in our pricing of higher cost accounts in order to shift towards a lower cost funding mix. We've also continued to focus on lessening our reliance on wholesale funding by not re-issuing maturing borrowings and brokered CDs. Looking ahead, our second quarter cost of funds should be positively impacted by the maturity and re-pricing of a large governmental deposit account contract in late April.

Our balance sheet has adequate liquidity and is well-positioned for future earning asset growth and a rising interest rate environment. However, until loan demand increases or more attractive investment opportunities are presented, we anticipate that net interest income and margin will be pressured. Our balance sheet strategy is to profitably grow loans, maintain good liquidity, continue to change our funding mix, and to use excess cash to pay down borrowings as they come due.

In other operating results for the quarter, Peoples' non-interest income was $8.4 million, and was up 3% from the linked quarter due mainly to insurance profit sharing revenue recognized annually in the early part of the year. We saw good results in regular property & casualty revenues, trust and investment income, and fees from electronic banking. Secondary market income from mortgage production was down substantially from the fourth quarter of 2010 as mortgage rates moved up, while deposit account service charges were down due to less overdraft and non-sufficient funds revenue. Non-interest income was up 4% as compared with the first quarter of 2010, with improvements driven mainly by insurance income, electronic banking fees, and some letter of credit fees. Looking ahead, we are still uncertain of the effect that the changes in regulations and consumer behavior will have on our deposit account service charges. We anticipate lower overall deposit service charges than in 2010 for the rest of the year, which could be mitigated to an extent by increased fees from our revitalized consumer checking account product pricing structure that went into effect in March.

We had good operating expense control for the first quarter, as total non interest expense was equal with the prior year quarter, and up only 3% from the fourth quarter. The increase over the linked quarter was due mainly to higher salaries and benefits costs associated with associate merit increases. Year-over-year increases in base salaries and sales compensation costs were offset by lower expenses associated with problem loans. Looking ahead toward the second quarter, we anticipate expense levels similar to those experienced in the first quarter. We project that we will benefit from the change in FDIC insurance premium calculation basis moving into the second half of the year. However, we will also have some additional expenses associated with our strategic initiatives as we move through 2011. We remain focused on controlling costs, but we are also investing in our company where it makes sense to do so to promote growth in the future.

And now I will turn the call back to David for his final comments.

David Mead: Thanks Ed.

Well, all in all, we are pleased with the improvement in results of the first quarter compared to the linked and prior-year quarters. There is still uncertainty how current economic conditions and recent volatility and disruptions will continue to impact borrowers in the near term. Nonetheless, despite declines in earning assets and net interest income, overall earnings for the quarter were within the range of our expectations, and we made some reductions in nonperforming loans. We had good results with fee income which was favorably impacted by annual insurance revenues recognized in the first quarter. In addition, our costs remained in check and our capital levels remained quite strong. We also had a couple of big “wins” during the quarter with the partial repayment of TARP, and the hiring of our new CEO. We are beginning to execute on our strategic initiatives for 2011, and all of our leadership team is focused on the long-term success of the company. Stepping down as the interim CEO, I am pleased to turn those duties over to Chuck Sulerzyski, who I know will be a great asset to our company's future. I'll ask Chuck to say a few words to wrap up our call this morning.

Chuck Sulerzyski: Thanks, David.

I am very pleased to join the team here at Peoples and to lead a community bank with such a rich, long-term history of growth and success. Community banks are a vital part of our country's economy, and Peoples is committed to supporting the communities and customers with which we do business. This company has a strong desire to win, an experienced management team, and much hard work has been done to develop a sound strategic plan with board and management support. My immediate focus will be on making progress in the area of asset quality as we search for a new Chief Credit Officer. I am confident that we can work through our problem loans and get back to a more normal credit state. Our long-term goals will be to produce stable, growing earnings and increased shareholder return. We currently face our share of challenges, but I believe that we will emerge as the leading financial services provider to the clients and markets we serve. Thanks, Dave for your support.

David Mead: Thank you, Chuck. We all look forward to working with you in the future.

This concludes our commentary, and we will open the call for questions. Once again, this is David Mead and joining me for the Q and A session will be Chuck Sulerzyski, Chief Executive Officer, and Edward Sloane, Chief Financial Officer. I will now turn the call back into the hands of our call facilitator. Thank you.

Question and Answer Session

Facilitator: [Facilitator Instructions.] We have a question from Bernard Horn from Polaris Capital Management. Please go ahead, sir.

Bernard Horn: Good morning and welcome to the team, Chuck. I just got a few questions here, really, just to brush out some of the details and then maybe, Chuck, after that ask you for kind of your strategic direction for the bank, at first -

Edward Sloane: Bernie?

Bernard Horn: Yes.

Edward Sloane: If I could interrupt, this is Ed, would you speak a little bit louder into the mic, we are having a hard time hearing you.

Bernard Horn: Okay. How is this, any better?

Edward Sloane: Much better.

Edward Sloane: Yes. Thank you.

Bernard Horn: Okay. Sorry. So yes, thanks and welcome, Chuck. So, first a couple of questions. The first is on the strategic issue cost that you were talking about, could you just maybe give us a little bit more flavor for what's going on in your thinking there? How much you are likely to spend, what direction that's going to take? Then I was just wondering if you might give us a sense for the roll forwards. It looks like the net interest margin is obviously challenging, I guess, for all banks, but I am kind of curious what the balances are that are maturing and at what costs this year and how you're pricing the new CDs that will be coming due. And then the loan production and payoffs? So just kind of maybe your sense for what the competitive environment is, whether you're gaining share or not in the local area in terms of loan production?

Edward Sloane: On strategic costs, Bernie, what I could tell you is that we do have various strategic initiatives that have a cost associated with them during the course of 2011 that will represent a ramp up in revenue in a future period, maybe the start in 2011. But this year we consider to be a positioning year for the company. We know that we're going to have a higher level of costs than - those might come in the form of marketing type initiatives as we've increased our marketing budget so that we can target various areas. And then also costs of - staffing costs associated with putting various loan, commercial and retail initiatives into place. So on the - again the strategic plan, that is the way we established our strategic plan, is to generate potentially some increased costs in the current year as we position for revenue growth as we move forward over the five-year strategic plan. Does that answer your first question?

Bernard Horn: Yeah, I think it does.

Edward Sloane: Okay. And then you had another question on loan production?

Bernard Horn: It seems like you had a net reduction in loans, so your earning assets are down even though margins are stable. I'm just curious what the competitive environment looks like, so you've got more payoffs than production. I'm not asking for big increase in production, I'm just curious what's the market share and what your position is like?

Edward Sloane: I could start that by just simply saying that our production levels are pretty much what we had expected in the first quarter. Pipeline is reasonably strong and that's moving forward appropriately. We had talked in the past quarter about placing new lenders into certain markets, our Huntington market in and around the Columbus area. These represent some higher growth markets for us and so, yeah, we're very much focused in that. Those lenders have hit the ground running and that, again, is keeping our production numbers where they need to be. We are getting, though, the cross currents from paydowns and some of those of which are - were expected, others were not and then also our charge-off levels are still elevated at this point. So it is putting some pressure on the production numbers as we move through this year. We know that's going to be a challenge for us. We believe that we'll see some stability in our loan growth as we move through the year but it's going to be a continued challenge for us.

David Mead: I would add, Bernie, this is David Mead, that clearly in our markets we've seen slack loan demand and that combined with what Ed just described was some fairly large payoffs. We are challenged with growing the loan portfolio. Now, in our strategic plan we have looked at and have designs for different types of lending programs that we'll be implementing in 2011 to help offset that and to be able to give us more products and services that we can provide to prospective clients.

Bernard Horn: And the larger paydowns, were those things that got refinanced out to other banks or were there just companies retrenching a little bit in terms of their financial leverage? Were these commercial loans or the industrial type things or residential?

David Mead: Yeah, one in particular that we had which is a fairly large payoff was with a client who needed some different kind of support in terms of the type of lending and floor planning that that business was doing, which we were not really prepared to continue to expand with that client.

Bernard Horn: Okay. Thanks.

Facilitator: Our next question is from Daniel Cardenas from Raymond James. Please go ahead, sir.

Dan Cardenas: Good morning, guys. It's Dan Cardenas.

David Mead: Dan, as I mentioned before with Bernie, if you could just speak up a little bit more? We're having a hard time hearing you.

Dan Cardenas: Hold on a second. How is that?

David Mead: Dan, we cannot hear you.

Dan Cardenas: Is that better?

David Mead: Yes, much better.

Dan Cardenas: All right. Sorry about that. Another question just going back to kind of this strategic plan that you're talking about, in terms of some of the different lending programs that you just mentioned, can you discuss the types of programs that you're considering?

David Mead: Dan, I think you asked regarding the strategic plan, what types of lending programs are we focused in on, is that correct?

Dan Cardenas: Correct.

Chuck Sulerzyski: Dan, our portfolio historically has had a large share of commercial real estate exposure in it. Going forward, we see increasing the amount of C&I lending that we do that will account for the major - in the major change in the portfolio's characteristics over time.

Dan Cardenas: Okay.

Edward Sloane: I would add that another area of focus for us in 2011 is small business lending, even well below the level of C&I or CRE, the normal C&I and CRE that we do. We have done a lot of work in kind of reorganizing and revitalizing our small business lending program for this year, too. So that'll be a focus in consumer lending right along with it.

Dan Cardenas: Okay. So then how are staffing needs going to change to prepare for those? Are you out on a hiring binge right now to get C&I lenders and SBL lenders or SBA lenders or do you -

Chuck Sulerzyski: No. Lot of the - lot of the restructuring was done internally.

Dan Cardenas: Okay. And then how competitive is the C&I platform right now? It seems like everybody is focused on C&I growth, I mean, what are you're seeing out there?

Chuck Sulerzyski: Was the question, Dan, how competitive are we seeing it in the marketplace? I'm having trouble hearing.

Dan Cardenas: Yeah, correct. In terms of C&I, I mean, how competitive is it right now and where is most of that competition coming from, the larger players or the local players?

Chuck Sulerzyski: I would say in our marketplace, in portions of our marketplace, it's coming more from community banks because we have portions of our marketplace where the large players are not as prevalent. In some of the towns, it's very much the large players. I think a big issue is what David mentioned earlier and that is the demand. I see more issue personally from the few calls that I've been on in terms of the appetite of business is to expand and take on extra debt right now than I do see necessarily from any hardship that any one competitor is causing us.

Dan Cardenas: Okay. And then a look at the SBA lending, would you guys consider the small business lending fund? I mean, I know you just exited out of a substantial amount of TARP but is that something that's under consideration?

Edward Sloane: It always is, we are - we would look at that and we have done some deals recently that way.

Dan Cardenas: Okay. And you have any application in for the SBLF?

Chuck Sulerzyski: Yes, we do have an application. We have not heard back and when we hear back, if we can get a fuller understanding of all of the issues that are tied and related to that we'll then make a decision.

Dan Cardenas: Okay. And then just kind of regarding the additional cost, seems to be more like a back half of 2011. I mean, what kind of increase should we be thinking about for the cost basis on a forward looking basis?

Edward Sloane: For the what again, Dan? You cut out right at the end there.

Dan Cardenas: For the costs, for the additional costs? I mean, as I'm looking at expenses on a sequential quarter basis, I mean, what kind of pop-up do you think that we can - do you envision seeing?

Edward Sloane: Just overall our operating expenses?

Dan Cardenas: Well, correct, as it relates to -

Edward Sloane: In comparison to the first quarter to the last year.

Dan Cardenas: Correct.

Edward Sloane: Right. I would expect to see operating expenses in and around the same - the same level as the first quarter. Maybe a slight increase as we move through the year.

David Mead: Dan, this is David Mead, I'll just add to that. As we built a strategic plan in the 2011 transition year within our strategic plan, some of these initiatives that we are referring to we recognize will have a slight drag on earnings per share but not a significant drag. There are revenue components that will also be driven off of these but of course when you start new initiatives there is that ramping up period, but we don't expect a significant impact on EPS from these initiatives.

Dan Cardenas: Okay. And you expect to be fully ramped up by the end of '11?

David Mead: By the end of the year?

Dan Cardenas: Correct.

David Mead: Yeah, I think in some of these initiatives the plans are that they would be fully implemented, others may be in some stage of implementation.

Dan Cardenas: Okay, great. Thank you.

Edward Sloane: The other thing that to keep in mind on that too, Dan, is that the change in the FDIC calculation, as I mentioned in some of my prepared remarks, it will benefit us as we move through the rest of this year. And really starting in the second quarter, we're looking at an annual benefit just based on our estimates today, somewhere in the area of $700,000 to $800,000 on an annual basis. So that will provide some offset to some of the initiatives that we have that generate cost.

Facilitator: [Facilitator Instructions] We have another question from Bernard Horn from Polaris
Capital. Please go ahead, sir.

Bernard Horn: Yes, thanks again. So just on the net interest margin as we look forward and you - if we look at the roll forward on your certificates of deposit, can you give us a sense for how much is maturing and at approximately what rates during the rest of 2011? And then what are you currently paying on CD rates, to just try to give us an understanding of how cost to funds might decline during the year.

Edward Sloane: Bernie, I really can't tell you right off the top what the amount of maturing deposits are coming off. We do have a couple of things that will help to create a reduced cost of deposits or cost of funds. One we had mentioned in the conference call script has to do with the government deposit. That is a fairly large deposit that the interest rate on that will decrease from just over 4% down to around the 1% range. The other is we do have some higher cost CDs and there's a rather large group of those that matured during the course of the year and we will see some relief on that as well. So it will help to provide some offset to the earning asset yield. I would expect that margin compression for the end of the second quarter is going to be another 1 to 2 basis points. I am looking at about 3.4% is our FTE net interest margin. Beyond that into the third and fourth quarter, again, we expect that there will be some pressure on margins given a flat interest rate environment. So some additional compression at that point.

Bernard Horn: And the last question is just for Chuck. Maybe you could give us just a little bit of background on what your strengths are and what the Board is kind of focused your attention on and what you bring in? I mean, are you from the local area? Do you have any kind of loan customers or relationships that you're looking to help develop for Peoples, that kind of thing?

Chuck Sulerzyski: Thanks, Bernie. In terms of my background, I have a pretty broad set of experiences. I've run large retail businesses, I've run trust and investment businesses, I've run commercial businesses. So I consider myself a broad based generalist. In the short-term, my focus is really digging into our credit issues. We have a large number of loans that are criticized and classified. Within the first six weeks of joining, I will start to review on every one of those loans to try to build a game plan or kind of help with the existing game plan of working those loans to a successful completion. Longer term, as we go through the reminder of the year, what I really have a passion about is the quality at which the institution interacts with clients, making sure that customers have a superior experience and making sure that our frontline people in all of our lines of business are doing what they can to help their customers meet their goals. So we'll see an increasing emphasis on kind of tighter pipeline management, more sales process and also trying to build a knowledge base that allows us long-term to differentiate ourselves in terms of knowledge, advice and expertise that we can offer to clients.

Bernard Horn: Okay. Thanks very much. I appreciate it.

Facilitator: At this time there are no further questions. Sir, do you have any closing remarks?

David Mead: Yes, I just want to thank everyone again for participating. Please recall that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section. Thanks again for your time and all of you have a good day. Good-bye.

Facilitator: This will conclude today's conference call. Thank you and you may now disconnect.

END